Exhibit 99.1

Full Year and Fourth Quarter 2022 Earnings Results Media Relations: Andrea Williams 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

Full Year and Fourth Quarter 2022 Earnings Results

Goldman Sachs Reports Earnings Per Common Share of $30.06 for 2022

Fourth Quarter Earnings Per Common Share was $3.32

“Against a challenging economic backdrop, we delivered double-digit returns for our shareholders in 2022. Our clear, near term focus is realizing the benefits of our strategic realignment which will strengthen our core businesses, scale our growth platforms and improve efficiency. The foundation of all of our strategic efforts is our client franchise which is second to none.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
2022 $47.37 billion 4Q22 $10.59 billion	2022 $11.26 billion 4Q22 $1.33 billion	2022 $30.06 4Q22 $3.32

ROE[1]	ROTE[1]	Book Value Per Share
2022 10.2% 4Q22 4.4%	2022 11.0% 4Q22 4.8%	2022 $303.55 2022 Growth 6.7%

NEW YORK, January 17, 2023 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $47.37 billion and net earnings of $11.26 billion for the year ended December 31, 2022. Net revenues were $10.59 billion and net earnings were $1.33 billion for the fourth quarter of 2022.

Diluted earnings per common share (EPS) was $30.06 for the year ended December 31, 2022 compared with $59.45 for the year ended December 31, 2021, and was $3.32 for the fourth quarter of 2022 compared with $10.81 for the fourth quarter of 2021 and $8.25 for the third quarter of 2022.

Return on average common shareholders’ equity (ROE)1 was 10.2% for 2022 and annualized ROE was 4.4% for the fourth quarter of 2022. Return on average tangible common shareholders’ equity (ROTE)1 was 11.0% for 2022 and annualized ROTE was 4.8% for the fourth quarter of 2022.

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Annual Highlights

◾

During the year, the firm supported clients amid an evolving macroeconomic environment and executed on strategic priorities, which contributed to net revenues of $47.37 billion and EPS of $30.06, the second highest results for each.

◾

Global Banking & Markets[2] generated net revenues of $32.49 billion, driven by strong performances across Fixed Income, Currency and Commodities (FICC), Equities and Advisory, including the second highest net revenues in both FICC and Advisory.

◾	The firm ranked #1 in worldwide announced and completed mergers and acquisitions for the year.[3]

◾	Asset & Wealth Management[2] generated net revenues of $13.38 billion, including record Management and other fees.

◾	Assets under supervision[4,5] ended the year at a record $2.55 trillion.

◾	Platform Solutions[2] continued to grow at a strong pace, generating net revenues of $1.50 billion.

◾	Book value per common share increased by 6.7% during the year to $303.55.

Net Revenues

Full Year

Net revenues were $47.37 billion for 2022, 20% lower than a strong 2021, primarily reflecting significantly lower net revenues in Asset & Wealth Management and lower net revenues in Global Banking & Markets.

2022 Net Revenues
$47.37 billion
Fourth Quarter

Net revenues were $10.59 billion for the fourth quarter of 2022, 16% lower than the fourth quarter of 2021 and 12% lower than the third quarter of 2022. The decrease compared with the fourth quarter of 2021 primarily reflected significantly lower net revenues in Asset & Wealth Management and lower net revenues in Global Banking & Markets.

4Q22 Net Revenues
$10.59 billion

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Global Banking & Markets

Full Year

Net  revenues  in Global  Banking  & Markets were $32.49  billion, 12%  lower  than  a strong 2021.

Investment banking fees were $7.36 billion, 48% lower than a strong 2021, due to significantly lower net revenues in both Equity and Debt underwriting, reflecting a significant decline in industry-wide volumes, and lower net revenues in Advisory, reflecting a decline in industry-wide completed mergers and acquisitions transactions from elevated activity levels in the prior year. The firm’s Investment banking fees backlog[4] decreased significantly compared with the end of 2021.

Net revenues in FICC were $14.68 billion, 38% higher than 2021, primarily reflecting significantly higher net revenues in FICC intermediation, driven by significantly higher net revenues in interest rate products, currencies and commodities, partially offset by significantly lower net revenues in mortgages and lower net revenues in credit products. In addition, net revenues in FICC financing were significantly higher, primarily driven by secured lending.

Net revenues in Equities were $10.99 billion, 6% lower than 2021, due to lower net revenues in Equities intermediation, reflecting significantly lower net revenues in cash products and lower net revenues in derivatives. Net revenues in Equities financing were higher, primarily reflecting increased client activity.

Net revenues in Other were $(537) million for 2022, compared with $265 million for 2021, reflecting significantly lower net gains from investments in equities and net mark-  downs on acquisition financing activities.

2022 Global Banking & Markets
$32.49 billion
	Advisory	$ 4.70 billion
	Equity underwriting	$ 848 million
	Debt underwriting	$ 1.81 billion
	Investment banking fees	$ 7.36 billion
	FICC intermediation	$ 11.89 billion
	FICC financing	$ 2.79 billion
	FICC	$14.68 billion
	Equities intermediation	$ 6.66 billion
	Equities financing	$ 4.33 billion
	Equities	$10.99 billion
	Other	$(537) million

Fourth Quarter

Net revenues in Global Banking & Markets were $6.52 billion for the fourth quarter of 2022, 14% lower than both the fourth quarter of 2021 and the third quarter of 2022.

Investment banking fees were $1.87 billion, 48% lower than a strong fourth quarter of 2021, due to significantly lower net revenues in both Equity and Debt underwriting, reflecting a significant decline in industry-wide volumes, and lower net revenues in Advisory, reflecting a significant decline in industry-wide completed mergers and acquisitions transactions from elevated activity levels in the prior year period. The firm’s Investment banking fees backlog[4] decreased compared with the end of the third quarter of 2022.

Net revenues in FICC were $2.69 billion, 44% higher than the fourth quarter of 2021, primarily reflecting significantly higher net revenues in FICC intermediation, driven by significantly higher net revenues in interest rate products and commodities and higher net revenues in credit products, partially offset by significantly lower net revenues in currencies and mortgages. In addition, net revenues in FICC financing were significantly higher, primarily driven by secured lending.

Net revenues in Equities were $2.07 billion, 5% lower than the fourth quarter of 2021, due to lower net revenues in Equities intermediation, reflecting lower net revenues in both derivatives and cash products. Net revenues in Equities financing were higher, primarily reflecting increased client activity.

Net revenues in Other were $(114) million, compared with $(59) million for the fourth quarter of 2021.

4Q22 Global Banking & Markets
$6.52 billion
	Advisory	$ 1.41 billion
	Equity underwriting	$ 183 million
	Debt underwriting	$ 282 million
	Investment banking fees	$ 1.87 billion
	FICC intermediation	$ 1.97 billion
	FICC financing	$ 713 million
	FICC	$ 2.69 billion
	Equities intermediation	$ 1.11 billion
	Equities financing	$ 964 million
	Equities	$ 2.07 billion
	Other	$(114) million

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Asset & Wealth Management

Full Year

Net revenues in Asset & Wealth Management were $13.38 billion for 2022, 39% lower than 2021, primarily reflecting significantly lower net revenues in Equity investments and Debt investments.

Broad macroeconomic and geopolitical concerns during the year led to a decline in global equity prices and wider credit spreads. As a result, net revenues in Equity investments reflected significantly lower net gains from investments in private equities and significant mark-to-market net losses from investments in public equities. The decrease in Debt investments net revenues reflected net mark-downs compared with net mark-ups in the prior year and lower net interest income. Incentive fees were significantly lower, primarily driven by harvesting in the prior year. Management and other fees were higher, reflecting the inclusion of NN Investment Partners (NNIP) and a reduction in fee waivers on money market funds. Private banking and lending net revenues were significantly higher, primarily reflecting higher deposit spreads, as well as higher loan and deposit balances.

2022 Asset & Wealth Management

$13.38 billion
	Management and other fees	$8.78 billion
	Incentive fees	$359 million
	Private banking and lending	$2.46 billion
	Equity investments	$610 million
	Debt investments	$1.17 billion

Fourth Quarter

Net revenues in Asset & Wealth Management were $3.56 billion for the fourth quarter of 2022, 27% lower than the fourth quarter of 2021 and 12% lower than the third quarter of 2022. The decrease compared with the fourth quarter of 2021 primarily reflected significantly lower net revenues in Equity investments and Debt investments.

The decrease in Equity investments net revenues reflected significantly lower net gains from investments in private equities. The decrease in Debt investments net revenues reflected net mark-downs compared with net mark-ups in the prior year period and significantly lower net interest income. Incentive fees were significantly lower, primarily driven by harvesting in the prior year period. Private banking and lending net revenues were significantly higher, primarily reflecting higher deposit spreads, as well as higher loan and deposit balances. Management and other fees were higher, reflecting the inclusion of NNIP and a reduction in fee waivers on money market funds.

4Q22 Asset & Wealth Management

$3.56 billion
	Management and other fees	$2.25 billion
	Incentive fees	$ 39 million
	Private banking and lending	$753 million
	Equity investments	$287 million
	Debt investments	$234 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Platform Solutions

Full Year

Net  revenues in Platform Solutions were $1.50 billion for 2022, 135% higher than 2021, reflecting significantly higher net revenues in both Consumer platforms and Transaction banking and other.

The increase in Consumer platforms net revenues  primarily reflected significantly higher credit card balances. The increase in Transaction banking and other net revenues reflected higher deposit balances.

2022 Platform Solutions
$1.50 billion
	Consumer platforms	$ 1.18 billion
	Transaction banking and other	$326 million

Fourth Quarter

Net revenues in Platform Solutions were $513 million for the fourth quarter of 2022, 171% higher than the fourth quarter of 2021 and 36% higher than the third quarter of 2022. The increase compared with the fourth quarter of 2021 reflected significantly higher net revenues in Consumer platforms and higher net revenues in Transaction banking and other.

The increase in Consumer platforms net revenues  primarily reflected significantly higher credit card balances. The increase in Transaction banking and other net revenues reflected higher deposit balances.

4Q22 Platform Solutions
$513 million
	Consumer platforms	$ 433 million
	Transaction banking and other	$ 80 million

Provision for Credit Losses

Full Year

Provision for credit losses was $2.72 billion for 2022, compared with $357 million for 2021. Provisions for 2022 primarily reflected growth in the credit card portfolio, the impact of macroeconomic and geopolitical concerns and net charge-offs. Provisions for 2021 reflected growth in the credit card and wholesale portfolios, largely offset by reserve reductions as the broader economic environment continued to improve following the initial impact of the COVID-19 pandemic.

2022 Provision for Credit Losses
$2.72 billion

Fourth Quarter

Provision for credit losses was $972 million for the fourth quarter of 2022, compared with $344 million for the fourth quarter of 2021 and $515 million for the third quarter of 2022. Provisions for the  fourth quarter of 2022 reflected provisions related to the credit card and point-of-sale loan portfolios, primarily from growth and net charge-offs, and individual impairments on wholesale loans. Provisions for the fourth quarter of 2021 primarily reflected growth in the credit card portfolio.

The firm’s allowance for credit losses was $6.32 billion as of December 31, 2022.

4Q22 Provision for Credit Losses
$972 million

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Operating Expenses

Full Year

Operating expenses were $31.16 billion for 2022, 2% lower than 2021. The firm’s efficiency ratio[4] for 2022 was 65.8%, compared with 53.8% for 2021.

The decrease in operating expenses compared with 2021 was primarily due to lower compensation and benefits expenses (reflecting a decline in operating performance compared with a strong prior year). This decrease was partially offset by the inclusion of NNIP and GreenSky, Inc. (GreenSky) and increases in transaction based expenses and technology expenses.

Net provisions for litigation and regulatory proceedings for 2022 were $576 million compared with $534 million for 2021.

Headcount increased 10% during 2022, primarily reflecting investments in growth initiatives and the acquisitions of NNIP and GreenSky.

2022 Operating Expenses
$31.16 billion

2022 Efficiency Ratio
65.8%

Fourth Quarter

Operating expenses were $8.09 billion for the fourth quarter of 2022, 11% higher than the fourth quarter of 2021 and 5% higher than the third quarter of 2022.

The increase in operating expenses compared with the fourth quarter of 2021 reflected higher compensation and benefits expenses, higher transaction based expenses, the inclusion of NNIP and GreenSky and impairments related to consolidated investments.

Net provisions for litigation and regulatory proceedings for the fourth quarter of 2022 were $169 million compared with $182 million for the fourth quarter of 2021.

4Q22 Operating Expenses
$8.09 billion

Provision for Taxes

The effective income tax rate for  2022 was 16.5%, down slightly from 16.9% for the first nine months of 2022, primarily due to an increase in permanent tax benefits for the full year compared with the first nine months of 2022. The 2022 effective income tax rate decreased from 20.0% for 2021, primarily due to an increase in the impact of permanent tax benefits, partially offset by changes in the geographic mix of earnings.

2022 Effective Tax Rate
16.5%

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Other Matters

◾ On January 13, 2023, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.50 per common share to be paid on March  30, 2023 to common shareholders of record on March 2, 2023.

◾ During the year, the firm returned $6.70 billion of capital to common shareholders, including $3.50 billion of common share repurchases (10.1 million shares at an average cost of $346.07) and $3.20 billion of common stock dividends. This included $2.38 billion of capital returned to common shareholders during the fourth quarter, including $1.50 billion of share repurchases (4.2 million shares at an average cost of $358.48) and $880 million of common stock dividends.[4]

◾ Global core liquid assets[4] averaged $398 billion[5] for 2022, compared with an average of $335 billion for 2021. Global core liquid assets averaged $409  billion[5] for the fourth quarter of 2022, compared with an average of $417 billion for the third quarter of 2022.

Declared Quarterly Dividend Per Common Share
$2.50

Capital Returned
$6.70 billion in 2022

Average GCLA
$398 billion for 2022

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services across investment banking, securities, investment management and consumer banking to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including the escalation or continuation of the war between Russia and Ukraine, continuing volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-205-6786 (in the U.S.) or 1-323-794-2558 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	YEAR ENDED		% CHANGE FROM

	DECEMBER 31, 2022	DECEMBER 31, 2021	DECEMBER 31, 2021
GLOBAL BANKING & MARKETS
Advisory	$ 4,704	$ 5,654	(17) %
Equity underwriting	848	4,985	(83)

Debt underwriting	1,808	3,497	(48)
Investment banking fees	7,360	14,136	(48)

FICC intermediation	11,890	8,714	36
FICC financing	2,786	1,897	47
FICC	14,676	10,611	38

Equities intermediation	6,662	7,707	(14)
Equities financing	4,326	4,015	8
Equities	10,988	11,722	(6)

Other	(537)	265	N.M.
Net revenues	32,487	36,734	(12)

ASSET & WEALTH MANAGEMENT
Management and other fees	8,781	7,750	13
Incentive fees	359	616	(42)
Private banking and lending	2,458	1,661	48
Equity investments	610	8,794	(93)
Debt investments	1,168	3,144	(63)
Net revenues	13,376	21,965	(39)

PLATFORM SOLUTIONS
Consumer platforms	1,176	424	177
Transaction banking and other	326	216	51
Net revenues	1,502	640	135

Total net revenues	$ 47,365	$ 59,339	(20)
Geographic Net Revenues (unaudited)[2,4] $ in millions

	YEAR ENDED

	DECEMBER 31, 2022	DECEMBER 31, 2021
Americas	$ 28,669	$ 37,217
EMEA	12,860	14,474
Asia	5,836	7,648
Total net revenues	$ 47,365	$ 59,339

Americas	61%	63%
EMEA	27%	24%

Asia	12%	13%
Total	100%	100%

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021	SEPTEMBER 30, 2022	DECEMBER 31, 2021
GLOBAL BANKING & MARKETS
Advisory	$ 1,408	$ 972	$ 1,631	45%	(14) %
Equity underwriting	183	244	1,023	(25)	(82)
Debt underwriting	282	328	947	(14)	(70)
Investment banking fees	1,873	1,544	3,601	21	(48)

FICC intermediation	1,974	2,896	1,313	(32)	50
FICC financing	713	721	555	(1)	28
FICC	2,687	3,617	1,868	(26)	44

Equities intermediation	1,109	1,608	1,343	(31)	(17)
Equities financing	964	1,124	837	(14)	15
Equities	2,073	2,732	2,180	(24)	(5)

Other	(114)	(329)	(59)	N.M.	N.M.
Net revenues	6,519	7,564	7,590	(14)	(14)

ASSET & WEALTH MANAGEMENT
Management and other fees	2,248	2,255	2,047	–	10
Incentive fees	39	56	235	(30)	(83)
Private banking and lending	753	675	426	12	77
Equity investments	287	721	1,447	(60)	(80)
Debt investments	234	326	705	(28)	(67)
Net revenues	3,561	4,033	4,860	(12)	(27)

PLATFORM SOLUTIONS
Consumer platforms	433	290	125	49	246
Transaction banking and other	80	88	64	(9)	25
Net revenues	513	378	189	36	171

Total net revenues	$ 10,593	$ 11,975	$ 12,639	(12)	(16)
Geographic Net Revenues (unaudited)[2,4]
$ in millions

	THREE MONTHS ENDED

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021
Americas	$ 6,920	$ 7,435	$ 8,387
EMEA	2,406	3,154	2,813
Asia	1,267	1,386	1,439
Total net revenues	$ 10,593	$ 11,975	$ 12,639

Americas	65%	62%	66%
EMEA	23%	26%	22%
Asia	12%	12%	12%
Total	100%	100%	100%

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts

	YEAR ENDED		% CHANGE FROM

	DECEMBER 31, 2022	DECEMBER 31, 2021	DECEMBER 31, 2021
REVENUES
Investment banking	$ 7,360	$ 14,136	(48) %
Investment management	9,005	8,171	10
Commissions and fees	4,034	3,590	12
Market making	18,634	15,357	21
Other principal transactions	654	11,615	(94)
Total non-interest revenues	39,687	52,869	(25)

Interest income	29,024	12,120	139
Interest expense	21,346	5,650	278
Net interest income	7,678	6,470	19

Total net revenues	47,365	59,339	(20)

Provision for credit losses	2,715	357	661

OPERATING EXPENSES
Compensation and benefits	15,148	17,719	(15)
Transaction based	5,312	4,710	13
Market development	812	553	47
Communications and technology	1,808	1,573	15
Depreciation and amortization	2,455	2,015	22
Occupancy	1,026	981	5
Professional fees	1,887	1,648	15
Other expenses	2,716	2,739	(1)
Total operating expenses	31,164	31,938	(2)

Pre-tax earnings	13,486	27,044	(50)
Provision for taxes	2,225	5,409	(59)
Net earnings	11,261	21,635	(48)
Preferred stock dividends	497	484	3
Net earnings applicable to common shareholders	$ 10,764	$ 21,151	(49)

EARNINGS PER COMMON SHARE
Basic[4]	$ 30.42	$ 60.25	(50) %
Diluted	$ 30.06	$ 59.45	(49)

AVERAGE COMMON SHARES
Basic	352.1	350.5	–
Diluted	358.1	355.8	1

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021	SEPTEMBER 30, 2022	DECEMBER 31, 2021
REVENUES
Investment banking	$ 1,873	$ 1,544	$ 3,601	21%	(48	) %
Investment management	2,258	2,283	2,237	(1)	1
Commissions and fees	968	992	851	(2)	14
Market making	3,051	4,641	2,282	(34)	34
Other principal transactions	369	472	1,873	(22)	(80)
Total non-interest revenues	8,519	9,932	10,844	(14)	(21)

Interest income	12,411	8,550	3,010	45	312
Interest expense	10,337	6,507	1,215	59	751
Net interest income	2,074	2,043	1,795	2	16

Total net revenues	10,593	11,975	12,639	(12)	(16)

Provision for credit losses	972	515	344	89	183

OPERATING EXPENSES
Compensation and benefits	3,764	3,606	3,246	4	16
Transaction based	1,434	1,317	1,190	9	21
Market development	216	199	193	9	12
Communications and technology	481	459	430	5	12
Depreciation and amortization	727	666	488	9	49
Occupancy	261	255	254	2	3
Professional fees	495	465	511	6	(3)
Other expenses	713	737	958	(3)	(26)
Total operating expenses	8,091	7,704	7,270	5	11

Pre-tax earnings	1,530	3,756	5,025	(59)	(70)
Provision for taxes	204	687	1,090	(70)	(81)
Net earnings	1,326	3,069	3,935	(57)	(66)
Preferred stock dividends	141	107	126	32	12
Net earnings applicable to common shareholders	$ 1,185	$ 2,962	$ 3,809	(60)	(69)

EARNINGS PER COMMON SHARE
Basic[4]	$ 3.35	$ 8.35	$ 10.96	(60)%	(69	) %
Diluted	$ 3.32	$ 8.25	$ 10.81	(60)	(69)

AVERAGE COMMON SHARES
Basic	349.5	352.8	346.6	(1)	1
Diluted	356.7	359.2	352.3	(1)	1

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 106,486	$ 108,587	$ 99,223	(2)	7
Basic shares[4]	350.8	352.3	348.9	–	1
Book value per common share	$ 303.55	$ 308.22	$ 284.39	(2)	7

Headcount	48,500	49,100	43,900	(1)	10

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)5

$ in billions

	AS OF

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021
ASSETS
Cash and cash equivalents	$ 242	$ 284	$ 261
Collateralized agreements	414	379	384
Customer and other receivables	136	166	161
Trading assets	301	384	376
Investments	131	127	89
Loans	179	177	158
Other assets	39	39	35
Total assets	$ 1,442	$ 1,556	$ 1,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 387	$ 395	$ 364
Collateralized financings	155	219	231
Customer and other payables	262	278	252
Trading liabilities	191	232	181
Unsecured short-term borrowings	61	52	47
Unsecured long-term borrowings	247	240	254
Other liabilities	22	21	25
Total liabilities	1,325	1,437	1,354
Shareholders’ equity	117	119	110
Total liabilities and shareholders’ equity	$ 1,442	$ 1,556	$ 1,464
Capital Ratios and Supplementary Leverage Ratio (unaudited)[4,5] $ in billions

	AS OF

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021
Common equity tier 1 capital	$ 98.1	$ 98.7	$ 96.3

STANDARDIZED CAPITAL RULES
Risk-weighted assets[6]	$ 649	$ 689	$ 677
Common equity tier 1 capital ratio[6]	15.1%	14.3%	14.2%

ADVANCED CAPITAL RULES
Risk-weighted assets[6]	$ 679	$ 675	$ 648
Common equity tier 1 capital ratio[6]	14.4%	14.6%	14.9%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.8%	5.6%	5.6%
Average Daily VaR (unaudited)[4,5] $ in millions

	THREE MONTHS ENDED			YEAR ENDED

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021	DECEMBER 31, 2022	DECEMBER 31, 2021
RISK CATEGORIES
Interest rates	$ 98	$ 112	$ 58	$ 97	$ 60
Equity prices	30	34	34	33	43
Currency rates	42	36	15	32	13
Commodity prices	28	51	32	47	25
Diversification effect	(94)	(103)	(56)	(95)	(55)
Total	$ 104	$ 130	$ 83	$ 114	$ 86

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)4,5

$ in billions

	AS OF

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021
ASSET CLASS
Alternative investments	$ 263	$ 256	$ 236
Equity	563	516	613
Fixed income	1,010	955	940
Total long-term AUS	1,836	1,727	1,789
Liquidity products	711	700	681
Total AUS	$ 2,547	$ 2,427	$ 2,470

	THREE MONTHS ENDED			YEAR ENDED

	DECEMBER 31, 2022	SEPTEMBER 30, 2022	DECEMBER 31, 2021	DECEMBER 31, 2022	DECEMBER 31, 2021
Beginning balance	$ 2,427	$ 2,495	$ 2,372	$ 2,470	$ 2,145
Net inflows / (outflows):
Alternative investments	3	7	11	19	33
Equity	–	(2)	12	13	41
Fixed income	19	4	(1)	18	56
Total long-term AUS net inflows / (outflows)	22	9	22	50	130
Liquidity products	11	18	42	16	98
Total AUS net inflows / (outflows)	33	27	64	66	228
Acquisitions / (dispositions)	–	4	–	316	–
Net market appreciation / (depreciation)	87	(99)	34	(305)	97
Ending balance	$ 2,547	$ 2,427	$ 2,470	$ 2,547	$ 2,470

Goldman Sachs Reports

Full Year and Fourth Quarter 2022 Earnings Results

Footnotes

1.

ROE is calculated by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. ROTE is calculated by dividing net earnings (or annualized net earnings for annualized ROTE) applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED DECEMBER 31, 2022	YEAR ENDED DECEMBER 31, 2022
Total shareholders’ equity	$ 118,244	$ 115,990
Preferred stock	(10,703)	(10,703)
Common shareholders’ equity	107,541	105,287
Goodwill	(6,319)	(5,726)
Identifiable intangible assets	(1,976)	(1,583)
Tangible common shareholders’ equity	$ 99,246	$ 97,978

2.

The firm made certain changes to its business segments, commencing with the fourth quarter of 2022. For information about these changes, see the firm’s Form 8-K dated January 12, 2023. Reclassifications have been made to previously reported amounts to conform to the current presentation.

3.	Dealogic – January 1, 2022 through December 31, 2022.

4.

For information about the following items, see the referenced sections in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2022: (i) Investment banking fees backlog – see “Results of Operations – Investment Banking” (ii) assets under supervision – see “Results of Operations – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, see the referenced sections in Part I, Item 1 “Financial Statements (Unaudited)” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2022: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

5.	Represents a preliminary estimate for the fourth quarter of 2022 and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

6.

In the third quarter of 2022, based on regulatory feedback, the firm revised certain interpretations of the Capital Rules underlying the calculation of Standardized risk-weighted assets and Advanced risk-weighted assets. As of December 31, 2021, this change would have increased both Standardized risk-weighted assets and Advanced risk-weighted assets by approximately $6 billion to $683 billion and $654 billion, respectively. These increases would have reduced the firm’s Standardized Common equity tier 1 (CET1) capital ratio of 14.2% by 0.1 percentage points and reduced the firm’s Advanced CET1 capital ratio of 14.9% by 0.2 percentage points.